UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 28, 2008
OPLINK COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-31581	77-0411346
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
46335 Landing Parkway
Fremont, California 94538
(Address of principal executive offices) (Zip code)
(510) 933-7200
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Compensatory Arrangements of Certain Officers.
          On August 28, 2008, the Compensation Committee of the Board of Directors of Oplink Communications, Inc. (the “Company”) approved a form of Executive Corporate Event Agreement (“Change of Control Agreement”) to be entered into with the following officers of the Company: River Gong, Thomas P. Keegan, Peter Lee, Stephen M. Welles, Yanfeng Yang and Shirley Yin. The following description of the terms of the Change of Control Agreements is qualified in its entirety by reference to the Form of Executive Corporate Event Agreement attached hereto as Exhibit 10.1.
     “Double Trigger” Severance Benefits
          The Change of Control Agreements entitle the officers to certain benefits in the event that their employment terminates as the result of an “Involuntary Termination Without Cause” (as defined in the agreement) or a “Voluntary Termination With Good Reason” (as defined in the agreement), and such termination occurs within the period beginning three (3) months prior to and ending thirteen (13) months following a “Corporate Event” (as defined in the agreement).
          The definition of “Corporate Event” includes:
•	a sale of all or substantially all of the assets of the Company;

•	a merger of the Company with another corporation, after which merger the stockholders of the Company prior to the merger own less than fifty percent (50%) of the voting stock of the surviving corporation;

•	an acquisition by any third party of at least fifty percent (50%) of the voting stock of the Company;

•	a “going private” transaction in which (A) any person, entity or group obtains all of the outstanding common stock of the Company, (B) the other stockholders of the Company receive cash, debt or preferred stock in exchange for their shares of common stock of the Company, and (C) as a result of such transaction or series of transactions, the Company will no longer be subject to the ongoing reporting requirements of the Securities Exchange Act of 1934; and

•	a change in the Company’s Board of Directors such that the current members of the Board cease to constitute at least fifty percent (50%) of the Board (unless approved by the current Board).
          If an officer’s employment is terminated as the result of an “Involuntary Termination Without Cause” or a “Voluntary Termination With Good Reason” during the period beginning three (3) months prior to and ending thirteen (13) months following a “Corporate Event,” then, subject to signing a release of claims in favor of the Company, the officer shall be entitled to the following benefits:
•	A lump sum cash severance payment equal to one (1) year’s annual base salary;

•	Accelerated vesting of the officer’s outstanding equity awards as follows:
o	For Thomas P. Keegan, Stephen M. Welles and Shirley Yin: all outstanding equity awards will vest in full; and

o	For River Gong, Peter Lee and Yanfeng Yang: the unvested portion of equity awards that would normally vest over the next twelve (12) months will become vested;
•	The officer will have two (2) years following the date of his or her termination in which to exercise any outstanding stock options or other similar rights to acquire Company stock (but such post-termination exercise period will not extend beyond the original maximum term of the award).

•	If the officer elects continuation coverage pursuant to COBRA for himself or herself and his or her eligible dependents, the Company will pay the premiums for such coverage for up to twelve (12) months following the officer’s employment termination date.
     Term
          Each of the Change of Control Agreements will have a term of three (3) years, and will expire on the third anniversary of the effective date of the agreement. However, if a Corporate Event occurs prior to the end of the three-year term, the Change of Control Agreements will be extended until thirteen (13) months following the Corporate Event, and if an officer becomes entitled to benefits under the agreement, the agreement will be further extended until all benefits have been paid to the officer.
     Excise Tax
          In the event that the severance payments and other benefits payable to an officer under the Change of Control Agreement constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “U.S. Tax Code”), and would be subject to the applicable excise tax, then the officer’s severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the officer on an after-tax basis of the greatest amount of benefits.
     409A Compliance
          The Change of Control Agreements contain additional provisions which are intended to ensure that the Change of Control Agreements comply with and will be administered in accordance with Section 409A of the U.S. Tax Code.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits
10.1	Form of Executive Corporate Event Agreement for River Gong, Thomas P. Keegan, Peter Lee, Stephen M. Welles, Yangfeng Yang and Shirley Yin.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPLINK COMMUNICATIONS, INC.
Date: August 28, 2008	By:	/s/ Stephen M. Welles
		Name:	Stephen M. Welles
		Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Executive Corporate Event Agreement